EXHIBIT 99.1

Investor Contact Information Hawk Associates, Inc. Julie Marshall or Frank N. Hawkins, Jr. Phone: (305) 451-1888 E-mail:info@hawkassociates.com
2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: (352) 377-1140 FAX: (352) 378-2617

News Release:

FOR IMMEDIATE RELEASE

Exactech Q3 Revenue Up 23% to $30.0M;

Net Income Up 35% to $2.5M or $0.21 EPS

Q3 Hip Product Sales Up 32%, Knee Product Sales Up 19%

GAINESVILLE, Fla. — October 29, 2007 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products including hip and knee orthopaedic implants and biologic materials, announced today that revenue for the third quarter of 2007 increased 23% to $30.0 million from $24.3 million in the third quarter of 2006. Net income for the third quarter was up 35% to $2.5 million or $0.21 diluted earnings per share compared with net income of $1.8 million or $0.16 diluted earnings per share in the same quarter a year ago.

For the first nine months of 2007, revenue was $91.1 million, an increase of 20% over revenue of $76.3 million in the first nine months of 2006. Net income for the first nine months of 2007 increased 5% to $5.8 million, or $0.49 diluted earnings per share, from $5.5 million or $0.47 diluted earnings per share for the same period in 2006. Excluding an impairment charge after taxes of $977,000, related to diamond technology announced in the second quarter, net income for the first nine months of 2007 was $6.8 million, an increase of 23%, and diluted earnings per share was $0.57 for the first nine months of 2007 compared to $0.47 in the first nine months of 2006.

Exactech Chairman and CEO Bill Petty said, “These are strong results, particularly for a third quarter, which is normally our slowest quarter of the year. Our sales teams are showing excellent success with almost our entire product line. Fundamental strength in both domestic and international hip and knee sales were key drivers, and we are certainly encouraged with the results from our other key operating segments: biologics and shoulder.

“Sales of knee products, our largest business unit, increased 19% to $14.3 million in the third quarter from $12.0 million in the same quarter of 2006. Knee product sales increased 16% from $40.3 million in the first nine months of 2006 to $46.9 million for the first nine months of 2007.

“With the momentum from our expanded Novation® hip product line, third quarter hip product sales rose 32% to $6.0 million, compared with $4.5 million in the third quarter of 2006. There was an increase of 31% in hip product sales to $16.9 million for the first nine months of 2007, compared to $12.9 million for the first nine months of 2006.

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“Revenue from biologics increased 25% to $4.2 million during the third quarter, up from $3.4 million in the third quarter of 2006, as we continued to see our Optecure® lines penetrate the market and recorded growing sales of our Accelerate™ platelet concentrating system. For the first nine months of 2007, revenue from biologics increased 20% to $11.6 million, compared to $9.7 million for the first nine months of 2006.

“Sales of our Equinoxe® shoulder system continued to gain momentum in the third quarter with an increase of 115% to $2.4 million compared with $1.1 million in the third quarter of 2006. For the first nine months of 2007, shoulder sales were $6.4 million, an increase of 80% over the first nine months of 2006, when our revenues totaled $3.5 million. We have continued to expand our number of instrument sets and expect Equinoxe sales growth to be robust as we are on schedule for full market release of the reverse shoulder product in the fourth quarter.

“U.S. sales grew 24% to $24.6 million during the third quarter from $19.9 million in the third quarter of 2006 and increased 18% in the first nine months of 2007 to $70.6 million from $59.6 million in the first nine months of 2006. International sales remained strong and increased 21% to $5.4 million for the third quarter of 2007, compared to $4.4 million in the third quarter of 2006. For the third quarter of 2007, international sales represented 18% of Exactech’s total sales, comparable to the 18% in the third quarter of 2006.

“We have recently agreed with Waldemar Link to terminate our distribution of Link® hip and knee products effective December 31, 2007. While the Link products were a complement to our existing lines, we did not benefit with the profitability and cash flows that were expected primarily due to the U.S. dollar-to-Euro weakening and the capital-intensive nature of carrying these products. Link has agreed to repurchase the existing inventory of approximately $7.8 million and we will be assisting in the transition of the distribution after the end of the year.

“We anticipate a healthy fourth quarter of 2007. Our flagship Optetrak® knee system is experiencing continuing momentum from demand for our Low Profile Instrumentation™ system and international sales of our rotating bearing knee system in Europe. Our Novation hip system continues to generate hip sales increases, which should benefit further from the recent introduction of our ceramic-on-ceramic bearing product line extension,” Petty said.

Chief Financial Officer Jody Phillips said, “Strong domestic sales growth and increasing internal manufacturing volumes increased the gross margin to 66.5% from 65.0% in the third quarter of 2006. For the first nine months of 2007 the gross margin percentage was 64%, the same percentage as the first nine months of 2006. The gross margins for the first nine months of 2007 and 2006 remained the same because higher margins associated with expanded internal manufacturing in 2007 were offset by the lower margins accompanying strong international sales growth as a percentage of the company’s total sales.

“Total operating expenses in the quarter were $15.7 million, up 28% from $12.3 million in the comparable quarter last year. As a percentage of sales, operating expenses were up from 51% in the third quarter of 2006 to 53% in the third quarter of 2007. The increase in total operating expenses for the third quarter was primarily due to marketing and launch activities for several new products including our Novation AHS ceramic-on-ceramic hip system and

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Equinoxe Reverse shoulder system. Also factored into the operating expenses were ongoing clinical trial costs related to the Optetrak RBK™ knee system.

“The strength in our top line sales growth coupled with lower than expected bad debt and interest expenses allowed us to significantly exceed our net income expectations during the third quarter of 2007 with diluted EPS of $0.21 as compared to an estimate of $0.17 to $0.18. Based on the third quarter performance and current momentum with sales we are increasing our full year revenue and net income expectations for 2007,” Phillips said.

Looking forward, the company said its target for diluted earnings per share in the fourth quarter ending December 31, 2007 is in the range of $0.21 to $0.22 based on anticipated revenues of $29.5 million to $31.5 million. The company’s target range for 2007 revenue is $120.5 million to $122.5 million with diluted EPS of $0.78 to $0.79 excluding the $0.08 impact of the impairment charge incurred during the second quarter. For 2008, the company is releasing its initial targets for revenue in the range of $132 million to $140 million and for diluted EPS of $0.86 to $0.92. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The company has scheduled a conference call on Tuesday, October 30 at 9:00 a.m. Eastern Time. The call will cover the company’s third quarter results. Petty will open the conference call and a question-and-answer session will follow.

To participate, dial (888) 339-9446 any time after 8:50 a.m. Eastern on October 30. International and local callers should dial (480) 629-9562. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00004637. A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00004637.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, and in more than 25 countries in Europe, Asia and Latin America. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx. Questions should be directed to Julie Marshall or Frank Hawkins of Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited) September 30,	(audited) December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$805	$2,006
Accounts receivable, net of allowances of $816 and $572	21,448	17,524
Prepaid expenses and other assets, net	1,338	1,325
Income taxes receivable	—	219
Inventories – current	47,684	38,742
Deferred tax assets	470	271

Total current assets	71,745	60,087
PROPERTY AND EQUIPMENT:
Land	1,139	1,015
Machinery and equipment	15,919	14,851
Surgical instruments	30,548	26,189
Furniture and fixtures	2,250	2,078
Facilities	11,196	10,481
Projects in process	1,710	—

Total property and equipment	62,762	54,614
Accumulated depreciation	(26,588)	(22,386)

Net property and equipment	36,174	32,228
OTHER ASSETS:
Notes receivable – related party	4,394	2,904
Other investments	123	398
Deferred financing and deposits, net	814	694
Non-current inventory	2,132	11,679
Product licenses and designs, net	1,453	994
Patents and trademarks, net	2,247	3,938
Goodwill	352	352

Total other assets	11,515	20,959

TOTAL ASSETS	$119,434	$113,274

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,854	$5,621
Income taxes payable	264	113
Accrued expenses and other liabilities	5,742	4,573
Line of credit	5,088	—
Current portion of long-term debt	1,641	1,633

Total current liabilities	23,589	11,940
LONG-TERM LIABILITIES:
Deferred tax liabilities	2,338	2,620
Line of credit	—	11,116
Long-term debt, net of current portion	9,589	10,668
Other long-term liabilities	37	7

Total long-term liabilities	11,964	24,411

Total liabilities	35,553	36,351
SHAREHOLDERS’ EQUITY:
Common stock	116	115
Additional paid-in capital	26,293	25,105
Accumulated other comprehensive loss	(14)	(5)
Retained earnings	57,486	51,708

Total shareholders’ equity	83,881	76,923

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$119,434	$113,274

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EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
NET SALES	$29,985	$24,286	$91,140	$76,262

COST OF GOODS SOLD	10,056	8,507	32,677	27,444

Gross profit	19,929	15,779	58,463	48,818

OPERATING EXPENSES:
Sales and marketing	9,826	7,059	28,241	22,130
General and administrative	2,405	2,411	8,311	7,276
Research and development	2,037	1,423	5,747	4,627
Impairment loss	—	—	1,519	—
Depreciation and amortization	1,476	1,378	4,491	4,210

Total operating expenses	15,744	12,271	48,309	38,243

INCOME FROM OPERATIONS	4,185	3,508	10,154	10,575

OTHER INCOME (EXPENSE):
Interest income	98	81	252	176
Interest expense	(330)	(652)	(1,097)	(1,729)
Foreign currency exchange loss	(4)	(49)	(52)	(95)

Total other expenses	(236)	(620)	(897)	(1,648)

INCOME BEFORE INCOME TAXES	3,949	2,888	9,257	8,927

PROVISION FOR INCOME TAXES	1,351	991	3,187	3,258

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	2,598	1,897	6,070	5,669

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(113)	(53)	(292)	(167)

NET INCOME	$2,485	$1,844	$5,778	$5,502

BASIC EARNINGS PER SHARE	$0.22	$0.16	$0.50	$0.48

DILUTED EARNINGS PER SHARE	$0.21	$0.16	$0.49	$0.47

Adjusted net income and diluted earnings per share to exclude the effect of the asset impairment charge:

Net Income	$2,485		$5,778
Adjustments for impairment charges
Impairment loss, pre-tax	—		1,519
Income tax benefit	—		542

	—		977

Adjusted net income—excluding impairment charge	$2,485		$6,755

Diluted earnings per share	$0.21		$0.49
Adjustment of impairment charge, net	—		0.08

Adjusted diluted earnings per share	$0.21		$0.57

EXACTECH INC.